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                                                       EXHIBIT 99(d)(9)


                                                    Westfield Holdings Limited
The Directors                                       ACN 001 671 496
Security Capital Preferred Growth                   Level 24 Westfield Towers
Incorporated                                        100 William Street
11 South LaSalle Street, 2nd Floor                  Sydney NSW 2011 Australia
Chicago, Illinois 60603                             GPO Box 4004
UNITED STATES OF AMERICA                            Sydney NSW 2001
                                                    TELEPHONE 61 2 9358 7000
                                                    FACSIMILE 61 2 9358 7077


Dear Sirs

WESTFIELD AMERICA TRUST

Under an agreement (the PREFERRED STOCK TRANSACTION AGREEMENT) made on or about February 2001, between Westfield America Management Limited (WAML) as responsible entity and trustee of the Westfield America Trust (WAT) and Security Capital Preferred Growth Incorporated (SCPG), WAML has given certain covenants in relation to the composition of its Board of Directors. In particular, WAML has made the covenants contained in clause 7(k) and clause 7(l) of the Preferred Stock Transaction Agreement. Those covenants are as follows.

"(k) So long as any of the Series G Preferred Stock or Conversion Stock remains outstanding and owned by Investor, (A) at least 51% of WAML's Board of Directors shall consist of external directors (as defined under Section 601JA(2) of the Corporations Law) or (B)(i) at least 51% of WAT's Compliance Committee (or Board of Directors if WAT shall then have a Board of Directors in lieu of a Compliance Committee) shall consist of external directors or members (as defined under section 601JB(2) of the Corporations Law) and (ii) at least 51% of the Company's Board of Directors shall consist of independent directors (as defined under Rule 303.01(B)(2)(a) of the New York Stock Exchange Listed Company Manual). WAML agrees to do, and to cause the Company to do, all things necessary to maintain external or independent, as the case may be, directors to the extent set forth in this Section 7(k), if and so long as required hereunder, including, without limitation, obtaining the consent of WHL to such external or independent, as the case may be, directors.

"(l) If and whenever the Investor is entitled to elect directors to the Board of Directors of the Company pursuant to the Series G
        Certificate of Designation, the Investor shall have the right to appoint a number of members to the Board of Directors of WAML such that the Investor has the same percentage of appointed directors to the total number of WAML directors as it has of the Board of Directors of the Company under the Series G Certificate of Designation. WAML agrees to do all things necessary to enable the Investor to exercise and make effective such right to appoint members to the Board of Directors of WAML, including, without limitation, obtaining the consent of WHL to such appointments and its agreement not to remove such appointed directors."

(In the Preferred Stock Transaction Agreement, "Investor" means SCPG and "Company" means Westfield America, Inc.).

Accordingly, in consideration of SCPG's entering into the Preferred Stock Transaction Agreement and related transaction documentation for the purpose of facilitating the Westfield Group's reorganisation and as the holder of 100% of the issued capital of

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WAML, Westfield Holdings Limited (WHL), to the extent that it is able to do so under the Corporations Law:

- undertakes to take all actions necessary to be taken by WHL to ensure that the composition, from time to time, of WAML's Board of Directors or WAT's Compliance Committee is such that WAML at all times complies with the covenant in clause 7(k) of the Preferred Stock Transaction Agreement;

- consents to the appointment, by SCPG, of directors to the Board of Directors of WAML in accordance with clause 7(l) of the Preferred Stock Transaction Agreement;

- undertakes not to withdraw that consent while the Preferred Stock Transaction Agreement remains binding upon WAML;

- undertakes to take all actions necessary to be taken by WHL to facilitate the appointment, by SCPG, of directors to the Board of Directors of WAML in accordance with clause 7(l) of the Preferred Stock Transaction Agreement; and

- undertakes not to take any action to remove directors appointed by SCPG in accordance with clause 7(l) of the Preferred Stock Transaction Agreement.


Yours faithfully




/s/ STEPHEN P. JOHNS                     /s/ PETER S. LOWY
---------------------------------        -------------------------------------
Westfield Holdings Limited               Westfield America Management Limited
by its authorised officer                by its authorised officer
Dated as of 15 February 2001             Dated as of 15 February 2001




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